Exhibit 99.1

FOR DISTRIBUTION

August 3, 2010

4:00 p.m. Eastern

Market Leader® Announces Second Quarter Results

Strong Franchise Channel Sales Reinforce Growth Expectations for Second Half

KIRKLAND, Wash. – August 3, 2010 – Market Leader, Inc. (NASDAQ: LEDR) today announced results for the quarter ended June 30, 2010.

Financial Highlights

•	Second quarter revenue of $5.8 million matched results posted during the first quarter.

•	Net loss of $3.1 million in the second quarter compared to a net loss of $3.4 million in the first quarter.

•	Adjusted EBITDA loss of $1.6 million in the second quarter compared to $1.7 million in the first quarter.

•	Cash, cash equivalents and short-term investments totaled $51.9 million at the end of the quarter, an increase of $2.9 million compared to the end of the last quarter.

“We are very encouraged by the ringing endorsements we are receiving from some of the industry’s leading real estate franchise networks,” said Market Leader CEO Ian Morris. “Strong executive support from partners representing thousands of sales opportunities helped drive strong RealtyGenerator® adoption in the second quarter and bodes well for deeper penetration in the second half.”

Vision Growth and Business Transformation Continues

Second quarter revenue from Vision products of $3.4 million was $200,000 higher than the first quarter, and up more than 60 percent over the level just a year ago. Vision revenue growth in the second quarter was primarily driven by new agent customers for Growth LeaderTM.

The positive impact of the company’s Vision products – which now represent 58 percent of total revenue — continues to be evident in Market Leader’s customer metrics. Average revenue per customer rose for the fifth consecutive quarter to $367 per month while customer retention was again among the highest levels achieved in recent years. Vision was also the primary driver of new customer additions which reached their highest level in seven quarters.

Strong Traction with Brokerage Companies Via Franchise Channel

Market Leader signed more than 100 new brokerage offices and teams to its Vision based RealtyGenerator product via its franchise partners late in the second quarter. This record level of quarterly additions from this channel had minimal impact on the quarter but is expected to set the stage for top and bottom line benefits in the coming quarters.

Business Outlook

Market Leader reaffirmed its expectation of revenue growth during the second half of this year. Although the RealtyGenerator signings via franchise partners had no material impact on second quarter, these new customers are expected to drive higher revenue and advertising expenses in the third quarter. Increased advertising costs and continued investment in customer acquisition and support activities are expected to contribute to a greater adjusted EBITDA loss in the third quarter compared to the second.

Conference Call

Market Leader will host a conference call and live Webcast to discuss second quarter results on Tuesday, August 3, 2010 at 4:30 p.m. Eastern time. To listen to the live conference call, please dial (719) 457-2623. A live Webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.marketleader.com. An audio replay of the call will also be available to investors beginning at 7:00 p.m. Eastern Time on August 3 until 7:00 p.m. Eastern Time on August 8 by dialing (719) 457-0820 and entering the passcode 4623936#.

Forward-Looking Statements

This release contains forward-looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to continue to grow revenues from Vision products, to continue to maintain current customer retention levels, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, to develop new products, and to expand into new lines of business. Please refer to the company’s 2009 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. Our use of the term “Adjusted EBITDA” refers to a financial measure defined as earnings or loss before net interest, income taxes, depreciation, amortization, equity in loss of an unconsolidated subsidiary, and stock-based compensation. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. See below for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	June 30, 2010	March 31, 2010	June 30, 2009
Net loss	$(3,128)	$(3,449)	$(3,015)
Adjustments
Interest income and expenses, net	(90)	(37)	(59)
Equity in loss of unconsolidated subsidiary	55	136	61
Depreciation and amortization of property and equipment	619	664	780
Amortization of acquired intangible assets	479	479	480
Stock-based compensation	451	496	535
Income tax expense	1	3	2

Adjusted EBITDA	$(1,613)	$(1,708)	$(1,216)

About Market Leader, Inc.

Market Leader (NASDAQ: LEDR) provides real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader provides real estate agents, agent teams, and brokerage companies with subscription software and advertising products that enable them to generate a steady stream of prospects, as well as the tools and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. The company also provides consumers with free access to the information and tools they need throughout the home buying and selling process through its national consumer real estate sites. These websites enable Market Leader to provide its customers with access to millions of future home buyers and sellers while providing these consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

LEDR: FINANCIAL

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Press Contact:

Matt Heinz

Heinz Marketing for Market Leader, Inc.

425.894.3387

matt@heinzmarketing.com

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues	$5,815	$5,947	$11,611	$12,476
Expenses:
Sales and marketing (1)	5,219	4,676	10,141	9,418
Technology and product development (1)	1,303	1,278	2,668	2,685
General and administrative (1)	1,357	1,744	3,070	3,713
Depreciation and amortization of property and equipment	619	780	1,283	1,583
Amortization of acquired intangible assets	479	480	958	962

Total expenses	8,977	8,958	18,120	18,361

Loss from operations	(3,162)	(3,011)	(6,509)	(5,885)
Equity in loss of unconsolidated subsidiary	(55)	(61)	(191)	(155)
Interest income and expenses, net	90	59	127	154

Loss before income tax expense	(3,127)	(3,013)	(6,573)	(5,886)
Income tax expense	1	2	4	4

Net loss	$(3,128)	$(3,015)	$(6,577)	$(5,890)

Net loss per share - basic and diluted:	$(0.13)	$(0.13)	$(0.27)	$(0.24)

Number of shares used in per share calculations	24,597	24,112	24,569	24,085

(1) Stock-based compensation is included in the expense line items above in the following amounts:

	2010	2009	2010	2009
Sales and marketing	$111	$184	$243	$388
Technology and product development	47	(50)	101	33
General and administrative	293	401	603	825

	$451	$535	$947	$1,246

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$12,835	$25,434
Short-term investments	39,090	25,999
Trade accounts receivable, net of allowance of $11 and $29	17	39
Income tax receivable	—	4,920
Prepaid expenses and other current assets	852	918

Total current assets	52,794	57,310
Property and equipment, net of accumulated depreciation of $15,716 and $14,433	4,194	4,472
Acquired intangible assets, net of accumulated amortization of $7,385 and $6,427	1,306	2,265
Investment in unconsolidated subsidiary	149	340

Total assets	$58,443	$64,387

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,026	$916
Accrued compensation and benefits	1,590	1,494
Accrued expenses and other current liabilities	523	812
Deferred rent, current portion	214	214
Deferred revenue	389	405

Total current liabilities	3,742	3,841
Deferred rent, less current portion	665	753

Total liabilities	4,407	4,594
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,596,508 and 24,409,431 shares at June 30, 2010 and December 31, 2009, respectively	71,040	70,220
Accumulated deficit	(17,004)	(10,427)

Total shareholders’ equity	54,036	59,793

Total liabilities and shareholders’ equity	$58,443	$64,387

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months ended June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(6,577)	$(5,890)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,283	1,583
Amortization of acquired intangible assets	958	962
Stock-based compensation	947	1,246
Equity in loss of unconsolidated subsidiary	191	155
Changes in certain assets and liabilities
Trade accounts receivable	22	23
Income tax receivable	4,914	(4)
Prepaid expenses and other current assets	61	284
Accounts payable	100	(172)
Accrued compensation and benefits	96	(654)
Accrued expenses and other current liabilities	(170)	(57)
Deferred rent	(88)	463
Deferred revenue	(16)	170

Net cash provided by (used in) operating activities	1,721	(1,891)

Cash flows from investing activities:
Purchases of short-term investments	(27,868)	(19,981)
Sales of short-term investments	14,800	10,000
Purchases of property and equipment	(1,078)	(1,425)
Payments related to the Realty Generator acquisition	—	(155)

Net cash used in investing activities	(14,146)	(11,561)

Cash flows from financing activities:
Payment of taxes due upon vesting of restricted stock	(174)	(41)
Proceeds from exercises of stock options	—	45

Net cash (used in) provided by financing activities	(174)	4

Net decrease in cash and cash equivalents	(12,599)	(13,448)
Cash and cash equivalents at beginning of period	25,434	47,668

Cash and cash equivalents at end of period	$12,835	$34,220